SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

Longtop Financial Technologies Limited

(Name of Issuer)

Ordinary Shares, $0.01 par value per share

(Title of Class of Securities)

54318P108

(CUSIP Number)

January 19, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 25 Pages
Exhibit Index Contained on Page 20

CUSIP NO. 54318P108	13 G	Page 2 of 25

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global Private Investment Partners III, L.P. (“Tiger PIP III”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

1,521,789 shares (represented by 1,521,789 American Depositary Shares, which may be exchanged into ordinary shares), except that Tiger Global PIP Performance III, L.P. (“Tiger Performance III”), the general partner of Tiger PIP III, Tiger Global PIP Management III, Ltd. (“Tiger Management III”), the general partner of Tiger Performance III, and Tiger Global Management, LLC (“Tiger Management”), the investment manager of Tiger PIP III, may be deemed to have sole voting power with respect to such shares, and Charles P. Coleman III (“Coleman”), the director of Tiger Management III and managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

1,521,789 shares (represented by 1,521,789 American Depositary Shares, which may be exchanged into ordinary shares), except that Tiger Performance III, the general partner of Tiger PIP III, Tiger Management III, the general partner of Tiger Performance III, and Tiger Management, the investment manager of Tiger PIP III, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the director of Tiger Management III and managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		1,521,789

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7%

12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP NO. 54318P108	13 G	Page 3 of 25

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global PIP Performance III, L.P. (“Tiger Performance III”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

1,521,789 shares (represented by 1,521,789 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP III. Tiger Performance III, the general partner of Tiger PIP III, Tiger Management III, the general partner of Tiger Performance III, Tiger Management, the investment manager of Tiger PIP III, and Coleman, the director of Tiger Management III and the managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

1,521,789 shares (represented by 1,521,789 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP III. Tiger Performance III, the general partner of Tiger PIP III, Tiger Management III, the general partner of Tiger Performance III, Tiger Management, the investment manager of Tiger PIP III, and Coleman, the director of Tiger Management III and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		1,521,789

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7%

12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP NO. 54318P108	13 G	Page 4 of 25

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global PIP Management III, Ltd. (“Tiger Management III”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

1,521,789 shares (represented by 1,521,789 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP III. Tiger Performance III, the general partner of Tiger PIP III, Tiger Management III, the general partner of Tiger Performance III, Tiger Management, the investment manager of Tiger PIP III, and Coleman, the director of Tiger Management III and the managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

1,521,789 shares (represented by 1,521,789 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP III. Tiger Performance III, the general partner of Tiger PIP III, Tiger Management III, the general partner of Tiger Performance III, Tiger Management, the investment manager of Tiger PIP III, and Coleman, the director of Tiger Management III and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		1,521,789

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7%

12		TYPE OF REPORTING PERSON (See Instructions)
CO

CUSIP NO. 54318P108	13 G	Page 5 of 25

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global Private Investment Partners IV, L.P. (“Tiger PIP IV”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

946,060 shares (represented by 946,060 American Depositary Shares, which may be exchanged into ordinary shares), except that Tiger Global PIP Performance IV, L.P. (“Tiger Performance IV”), the general partner of Tiger PIP IV, Tiger Global PIP Management IV, Ltd. (“Tiger Management IV”), the general partner of Tiger Performance IV, and Tiger Management, the investment manager of Tiger PIP IV, may be deemed to have sole voting power with respect to such shares, and Coleman, the director of Tiger Management IV and managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

946,060 shares (represented by 946,060 American Depositary Shares, which may be exchanged into ordinary shares), except that Tiger Performance IV, the general partner of Tiger PIP IV, Tiger Management IV, the general partner of Tiger Performance IV, and Tiger Management, the investment manager of Tiger PIP IV, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the director of Tiger Management IV and managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		946,060

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.7%

12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP NO. 54318P108	13 G	Page 6 of 25

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global PIP Performance IV, L.P. (“Tiger Performance IV”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

946,060 shares (represented by 946,060 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP IV. Tiger Performance IV, the general partner of Tiger PIP IV, Tiger Management IV, the general partner of Tiger Performance IV, Tiger Management, the investment manager of Tiger PIP IV, and Coleman, the director of Tiger Management IV and the managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

946,060 shares (represented by 946,060 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP IV. Tiger Performance IV, the general partner of Tiger PIP IV, Tiger Management IV, the general partner of Tiger Performance IV, Tiger Management, the investment manager of Tiger PIP IV, and Coleman, the director of Tiger Management IV and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		946,060

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.7%

12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP NO. 54318P108	13 G	Page 7 of 25

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global PIP Management IV, Ltd. (“Tiger Management IV”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

946,060 shares (represented by 946,060 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP IV. Tiger Performance IV, the general partner of Tiger PIP IV, Tiger Management IV, the general partner of Tiger Performance IV, Tiger Management, the investment manager of Tiger PIP IV, and Coleman, the director of Tiger Management IV and the managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

946,060 shares (represented by 946,060 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP IV. Tiger Performance IV, the general partner of Tiger PIP IV, Tiger Management IV, the general partner of Tiger Performance IV, Tiger Management, the investment manager of Tiger PIP IV, and Coleman, the director of Tiger Management IV and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		946,060

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.7%

12		TYPE OF REPORTING PERSON (See Instructions)
CO

CUSIP NO. 54318P108	13 G	Page 8 of 25

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global, L.P. (“Tiger Global”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

525,369 shares (represented by 525,369 American Depositary Shares, which may be exchanged into ordinary shares), except that each of Tiger Global Performance, LLC (“Tiger Global Performance”), the general partner of Tiger Global, and Tiger Management, the investment manager of Tiger Global, may be deemed to have sole voting power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

525,369 shares (represented by 525,369 American Depositary Shares, which may be exchanged into ordinary shares), except that each of Tiger Global Performance, the general partner of Tiger Global, and Tiger Management, the investment manager of Tiger Global, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		525,369

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.9%

12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP NO. 54318P108	13 G	Page 9 of 25

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global II, L.P. (“Tiger Global II”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

19,741 shares (represented by 19,741 American Depositary Shares, which may be exchanged into ordinary shares), except that each of Tiger Global Performance, the general partner of Tiger Global II, and Tiger Management, the investment manager of Tiger Global II, may be deemed to have sole voting power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

19,741 shares (represented by 19,741 American Depositary Shares, which may be exchanged into ordinary shares), except that each of Tiger Global Performance, the general partner of Tiger Global II, and Tiger Management, the investment manager of Tiger Global II, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		19,741

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP NO. 54318P108	13 G	Page 10 of 25

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global Master Fund, L.P. (“TGMF”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

386,531 shares (represented by 386,531 American Depositary Shares, which may be exchanged into ordinary shares), except that Tiger Management, the investment manager of TGMF, may be deemed to have sole voting power with respect to such shares, Tiger Global Performance, the general partner of TGMF, may be deemed to have sole voting power with respect to such shares, and Coleman, the managing member of each of Tiger Management and Tiger Global Performance, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

386,531 shares (represented by 386,531 American Depositary Shares, which may be exchanged into ordinary shares), except that Tiger Management, the investment manager of TGMF, may be deemed to have sole dispositive power with respect to such shares, Tiger Global Performance, the general partner of TGMF, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Management and Tiger Global Performance, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		386,531

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7%

12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP NO. 54318P108	13 G	Page 11 of 25

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global Performance, LLC (“Tiger Global Performance”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

931,641 shares (represented by 931,641 American Depositary Shares, which may be exchanged into ordinary shares), of which 525,369 (represented by 525,369 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global, 19,741 (represented by 19,741 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global II, and 386,531 (represented by 386,531 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by TGMF. Tiger Global Performance is the general partner of each of Tiger Global, Tiger Global II and TGMF and may be deemed to have sole voting power with respect to such shares, Tiger Management is the investment manager of each of Tiger Global, Tiger Global II and TGMF and may be deemed to have sole voting power with respect to such shares and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

931,641 shares (represented by 931,641 American Depositary Shares, which may be exchanged into ordinary shares), of which 525,369 (represented by 525,369 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global, 19,741 (represented by 19,741 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global II, and 386,531 (represented by 386,531 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by TGMF. Tiger Global Performance is the general partner of each of Tiger Global, Tiger Global II and TGMF and may be deemed to have sole dispositive power with respect to such shares, Tiger Management is the investment manager of each of Tiger Global, Tiger Global II and TGMF and may be deemed to have sole dispositive power with respect to such shares and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		931,641

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.7%

12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP NO. 54318P108	13 G	Page 12 of 25

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global Management, LLC (“Tiger Management”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

3,399,490 shares (represented by 3,399,490 American Depositary Shares, which may be exchanged into ordinary shares), of which 1,521,789 (represented by 1,521,789 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP III, 946,060 (represented by 946,060 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP IV, 525,369 (represented by 525,369 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global, 19,741 (represented by 19,741 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global II and 386,531 (represented by 386,531 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by TGMF. Tiger Management is the investment manager of each of Tiger PIP III, Tiger PIP IV, Tiger Global, Tiger Global II and TGMF and may be deemed to have sole voting power with respect to such shares. Tiger Performance III, the general partner of Tiger PIP III, and Tiger Management III, the general partner of Tiger Performance III, may be deemed to have sole voting power with respect to such shares directly owned by Tiger PIP III. Tiger Performance IV, the general partner of Tiger PIP IV, and Tiger Management IV, the general partner of Tiger Performance IV, may be deemed to have sole voting power with respect to such shares directly owned by Tiger PIP IV. Tiger Global Performance, the general partner of each of Tiger Global, Tiger Global II and TGMF, may be deemed to have sole voting power with respect to such shares directly owned by such entities. Coleman, the managing member of each of Tiger Management and Tiger Global Performance and the director of Tiger Management III and Tiger Management IV, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

3,399,490 shares (represented by 3,399,490 American Depositary Shares, which may be exchanged into ordinary shares), of which 1,521,789 (represented by 1,521,789 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP III, 946,060 (represented by 946,060 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP IV, 525,369 (represented by 525,369 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global, 19,741 (represented by 19,741 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global II and 386,531 (represented by 386,531 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by TGMF. Tiger Management is the investment manager of each of Tiger PIP III, Tiger PIP IV, Tiger Global, Tiger Global II and TGMF and may be deemed to have sole dispositive power with respect to such shares. Tiger Performance III, the general partner of Tiger PIP III, and Tiger Management III, the general partner of Tiger Performance III, may be deemed to have sole dispositive power with respect to such shares directly owned by Tiger PIP III. Tiger Performance IV, the general partner of Tiger PIP IV, and Tiger Management IV, the general partner of Tiger Performance IV, may be deemed to have sole dispositive power with respect to such shares directly owned by Tiger PIP IV. Tiger Global Performance, the general partner of each of Tiger Global, Tiger Global II and TGMF, may be deemed to have sole dispositive power with respect to such shares directly owned by such entities. Coleman, the managing member of each of Tiger Management and Tiger Global Performance and the director of Tiger Management III and Tiger Management IV, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		3,399,490

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.1%

12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP NO. 54318P108	13 G	Page 13 of 25

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).

Charles P. Coleman III (“Coleman”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

3,399,490 shares (represented by 3,399,490 American Depositary Shares, which may be exchanged into ordinary shares), of which 1,521,789 (represented by 1,521,789 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP III, 946,060 (represented by 946,060 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP IV, 525,369 (represented by 525,369 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global, 19,741 (represented by 19,741 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global II and 386,531 (represented by 386,531 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by TGMF. Coleman is the managing member of each of Tiger Global Performance (the general partner of each of Tiger Global, Tiger Global II and TGMF) and Tiger Management (the investment manager of each of Tiger PIP III, Tiger PIP IV, Tiger Global, Tiger Global II and TGMF), and the director of Tiger Management III (the general partner of Tiger Performance III) and Tiger Management IV (the general partner of Tiger Performance IV) and may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5

	7	SOLE DISPOSITIVE POWER

3,399,490 shares (represented by 3,399,490 American Depositary Shares, which may be exchanged into ordinary shares), of which 1,521,789 (represented by 1,521,789 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP III, 946,060 (represented by 946,060 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP IV, 525,369 (represented by 525,369 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global, 19,741 (represented by 19,741 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global II and 386,531 (represented by 386,531 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by TGMF. Coleman is the managing member of each of Tiger Global Performance (the general partner of each of Tiger Global, Tiger Global II and TGMF) and Tiger Management (the investment manager of each of Tiger PIP III, Tiger PIP IV, Tiger Global, Tiger Global II and TGMF), and the director of Tiger Management III (the general partner of Tiger Performance III) and Tiger Management IV (the general partner of Tiger Performance IV) and may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		3,399,490

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.1%

12		TYPE OF REPORTING PERSON (See Instructions)
IN

CUSIP NO. 54318P108	13 G	Page 14 of 25

ITEM 1(A).	NAME OF ISSUER

Longtop Financial Technologies Limited

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

Flat A, 10/F, Block 8, City Garden
233 Electric Road, North Point
Hong Kong

ITEM 2(A).	NAME OF PERSONS FILING

This Statement is filed by Tiger Global Private Investment Partners III, L.P., a Cayman Islands limited partnership (“Tiger PIP III”), Tiger Global PIP Performance III, L.P., a Cayman Islands limited partnership (“Tiger Performance III”), Tiger Global PIP Management III, Ltd., a Cayman Islands exempted company (“Tiger Management III”), Tiger Global Private Investment Partners IV, L.P., a Cayman Islands limited partnership (“Tiger PIP IV”), Tiger Global PIP Performance IV, L.P., a Cayman Islands limited partnership (“Tiger Performance IV”), Tiger Global PIP Management IV, Ltd., a Cayman Islands exempted company (“Tiger Management IV”), Tiger Global, L.P., a Delaware limited partnership (“Tiger Global”), Tiger Global II, L.P., a Delaware limited partnership (“Tiger Global II”), Tiger Global Master Fund, L.P., a Cayman Islands limited partnership (“TGMF”), Tiger Global Performance, LLC, a Delaware limited liability company (“Tiger Global Performance”), Tiger Global Management, LLC, a Delaware limited liability company (“Tiger Management”), and Charles P. Coleman III (“Coleman”). The foregoing entities and individual are collectively referred to as the “Reporting Persons.”

ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE

The address for each of the Reporting Persons is:

c/o Tiger Global Management, LLC
101 Park Avenue, 48th Floor
New York, NY 10178

ITEM 2(C)	CITIZENSHIP

Tiger PIP III, Tiger PIP IV, Tiger Performance III, Tiger Performance IV and TGMF are Cayman Islands limited partnerships. Tiger Management III and Tiger Management IV are Cayman Islands exempted companies. Tiger Global and Tiger Global II are Delaware limited partnerships. Tiger Global Performance and Tiger Management are Delaware limited liability companies. Coleman is a United States citizen.

ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

Ordinary Shares, $0.01 par value
CUSIP # 54318P108

ITEM 3.	Not Applicable.

ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CUSIP NO. 54318P108	13 G	Page 15 of 25

(a) Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b) Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii) Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii) Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of Tiger PIP III, Tiger PIP IV, Tiger Performance III, Tiger Performance IV, TGMF, Tiger Global and Tiger Global II, and the limited liability company agreement of Tiger Global Performance and Tiger Management, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

CUSIP NO. 54318P108	13 G	Page 16 of 25

ITEM 10.	CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 54318P108	13 G	Page 17 of 25

SIGNATURES

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 29, 2010

Tiger Global Private Investment Partners III, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Performance III, L.P.	Signature
Its General Partner
By Tiger Global PIP Management III, Ltd.	Charles P. Coleman III
Its General Partner	Director

Tiger Global PIP Performance III, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Management III, Ltd.	Signature
Its General Partner
Charles P. Coleman III
Director

Tiger Global PIP Management III, Ltd.	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Director

Tiger Global Private Investment Partners IV, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Performance IV, L.P.	Signature
Its General Partner
By Tiger Global PIP Management IV, Ltd.	Charles P. Coleman III
Its General Partner	Director

Tiger Global PIP Performance IV, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Management IV, Ltd.	Signature
Its General Partner
Charles P. Coleman III
Director

Tiger Global PIP Management IV, Ltd.	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Director

CUSIP NO. 54318P108	13 G	Page 18 of 25

Tiger Global, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC	Signature
Its General Partner
Charles P. Coleman III
Managing Member

Tiger Global II, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC	Signature
Its General Partner
Charles P. Coleman III
Managing Member

Tiger Global Master Fund, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC	Signature
Its General Partner
Charles P. Coleman III
Managing Member

Tiger Global Performance, LLC	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Managing Member

Tiger Global Management, LLC	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Managing Member

Charles P. Coleman III	/s/ Charles P. Coleman III
Signature

CUSIP NO. 54318P108	13 G	Page 19 of 25

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP NO. 54318P108	13 G	Page 20 of 25

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page

Exhibit A: Agreement of Joint Filing	21

Exhibit B: Power of Attorney	23

CUSIP NO. 54318P108	13 G	Page 21 of 25

EXHIBIT A

Agreement of Joint Filing

                    The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Ordinary Shares of Longtop Financial Technologies Limited shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: January 29, 2010

Tiger Global Private Investment Partners III, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Performance III, L.P.	Signature
Its General Partner
By Tiger Global PIP Management III, Ltd.	Charles P. Coleman III
Its General Partner	Director

Tiger Global PIP Performance III, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Management III, Ltd.	Signature
Its General Partner
Charles P. Coleman III
Director

Tiger Global PIP Management III, Ltd.	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Director

Tiger Global Private Investment Partners IV, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Performance IV, L.P.	Signature
Its General Partner
By Tiger Global PIP Management IV, Ltd.	Charles P. Coleman III
Its General Partner	Director

Tiger Global PIP Performance IV, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Management IV, Ltd.	Signature
Its General Partner
Charles P. Coleman III
Director

CUSIP NO. 54318P108	13 G	Page 22 of 25

Tiger Global PIP Management IV, Ltd.	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Director

Tiger Global, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC	Signature
Its General Partner
Charles P. Coleman III
Managing Member

Tiger Global II, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC	Signature
Its General Partner
Charles P. Coleman III
Managing Member

Tiger Global Master Fund, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC	Signature
Its General Partner
Charles P. Coleman III
Managing Member

Tiger Global Performance, LLC	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Managing Member

Tiger Global Management, LLC	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Managing Member

Charles P. Coleman III	/s/ Charles P. Coleman III
Signature

CUSIP NO. 54318P108	13 G	Page 23 of 25

EXHIBIT B

Power of Attorney

                    Each of the undersigned entities and individuals (collectively, the “Reporting Persons”) hereby authorizes and designates Tiger Global Management, L.L.C. or such other person or entity as is designated in writing by Charles P. Coleman, III (the “Designated Filer”) as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with the other Reporting Persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 13-F, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the “Act”) and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the “Exchange Act”) (collectively, the “Reports”) with respect to each Reporting Person’s ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the “Companies”).

                    Each Reporting Person hereby further authorizes and designates Charles P. Coleman III (the “Authorized Signatory”) to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

                    The authority of the Designated Filer and the Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person’s ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person’s responsibilities to comply with the Act or the Exchange Act.

Date: January 29, 2010

Tiger Global Private Investment Partners III, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Performance III, L.P.	Signature
Its General Partner
By Tiger Global PIP Management III, Ltd.	Charles P. Coleman III
Its General Partner	Director

Tiger Global PIP Performance III, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Management III, Ltd.	Signature
Its General Partner
Charles P. Coleman III
Director

Tiger Global PIP Management III, Ltd.	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Director

CUSIP NO. 54318P108	13 G	Page 24 of 25

Tiger Global Private Investment Partners IV, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Performance IV, L.P.	Signature
Its General Partner
By Tiger Global PIP Management IV, Ltd.	Charles P. Coleman III
Its General Partner	Director

Tiger Global PIP Performance IV, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Management IV, Ltd.	Signature
Its General Partner
Charles P. Coleman III
Director

Tiger Global PIP Management IV, Ltd.	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Director

Tiger Global, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC	Signature
Its General Partner
Charles P. Coleman III
Managing Member

Tiger Global II, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC	Signature
Its General Partner
Charles P. Coleman III
Managing Member

Tiger Global Master Fund, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC	Signature
Its General Partner
Charles P. Coleman III
Managing Member

Tiger Global Performance, LLC	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Managing Member

CUSIP NO. 54318P108	13 G	Page 25 of 25

Tiger Global Management, LLC	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Managing Member

Charles P. Coleman III	/s/ Charles P. Coleman III
Signature